The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2019

Citigroup Global Markets Holdings Inc.	October----, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019—USNCH2990 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Market-Linked Notes Based on a Basket of Two Underliers Due November 1, 2024

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The notes offer the potential for a positive return at maturity based on the average basket return percentage of a basket (the “basket”) consisting of the S&P 500® Index and the iSTOXX® Europe Economic Growth Select 50 Index (each, a “basket component”), measured as described below. If the average basket return percentage is positive, you will receive a positive return at maturity equal to that average basket return percentage multiplied by the upside participation rate. However, if the average basket return percentage is negative or zero, you will be repaid your principal at maturity but will not receive any return on your investment. Even if the average basket return percentage is positive, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	The average basket return percentage is the average of the percentage changes in the closing level of the basket from the pricing date to each quarterly valuation date occurring over the term of the notes. You should understand that the return on the notes may be significantly lower than the actual return on the basket, as measured from the pricing date to the final valuation date, because of the manner in which the average basket return percentage is calculated. In addition, as an investor in the notes, you must be willing to forgo any dividends paid on the stocks included in the S&P 500® Index or the iSTOXX® Europe Economic Growth Select 50 Index over the term of the notes.

▪	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial Component Value*	Multiplier**
	S&P 500® Index (ticker symbol: “SPX”)	50%
	iSTOXX® Europe Economic Growth Select 50 Index (ticker symbol: “SXEEGSP”)	50%

* The initial component value for each basket component will be the closing level of that basket component on the pricing date

** The multiplier for each basket component will be determined as follows: (initial basket level × weighting) / initial component value.

Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	October 29, 2019
Issue date:	November 1, 2019
Valuation dates:	January 29, 2020, April 29, 2020, July 29, 2020, October 29, 2020, January 29, 2021, April 29, 2021, July 29, 2021, October 29, 2021, January 28, 2022, April 29, 2022, July 29, 2022, October 28, 2022, January 27, 2023, April 28, 2023, July 28, 2023, October 27, 2023, January 29, 2024, April 29, 2024, July 29, 2024 and October 29, 2024, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to a basket component
Maturity date:	November 1, 2024
Payment at maturity:	For each note, the $1,000 stated principal amount per note plus the note return amount, which will be either zero or positive
Note return amount:

▪   If the average basket return percentage is greater than zero:
$1,000 × average basket return percentage × upside participation rate

▪   If the average basket return percentage is less than or equal to zero:
$0

Average basket return percentage:	The arithmetic average of the interim basket return percentages, as measured on each of the valuation dates
Interim basket return percentage:	On each valuation date: (ending basket level - initial basket level) / initial basket level
Initial basket level:	100
Ending basket level:	The closing level of the basket on the relevant valuation date. The closing level of the basket on any valuation date is equal to the sum of the products of each basket component’s closing level on that date and its multiplier
Upside participation rate:	At least 100.00%. The actual upside participation rate will be determined on the pricing date.
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17327THY5 / US17327THY55
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$30	$970
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $899.50 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this preliminary pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-03-07 dated March 7, 2019    Underlying Supplement No. 8 dated February 21, 2019

Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the section “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index.” The accompanying underlying supplement contains important disclosures regarding certain of the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a valuation date. If a valuation date is postponed for a reason that affects less than all of the basket components, the ending basket level on that valuation date will be calculated based on (i) for each unaffected basket component, its closing level on the originally scheduled valuation date and (ii) for each affected basket component, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Multiple Exchange Index. The iSTOXX® Europe Economic Growth Select 50 Index is a “multiple exchange index” as described in “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The following four examples illustrate the calculation of the average basket return percentage and the payment at maturity on the notes based on different hypothetical interim basket return percentages for each of the quarterly valuation dates occurring during the term of the notes. The examples assume that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date. Your actual payment at maturity per note will depend on the actual upside participation rate and the actual average basket return percentage.

Investors in the notes will not receive any dividends paid on the stocks included in the S&P 500® Index or the iSTOXX® Europe Economic Growth Select 50 Index. The examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components” below.

Example 1

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is 13.00% but the average basket return percentage is only 6.50%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket appreciates steadily over the term of the notes.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × average basket return percentage × upside participation rate)

= $1,000 + ($1,000 × 6.50% × 100.00%)

= $1,000 + $65.00

= $1,065.00

Because the average basket return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, or $1,065.00 per note. In this example, the return on the notes is significantly less than the performance of the basket as measured from the pricing date to the final valuation date.

PS-3

Citigroup Global Markets Holdings Inc.

Example 2

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is −14.13% and the average basket return percentage is −3.25%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket has negative interim basket return percentages on some valuation dates and positive interim basket return percentages on other valuation dates. Because the negative interim basket return percentages are relatively large in absolute terms, the positive interim basket return percentages are more than offset by the negative interim basket return percentages, and the average basket return percentage is −3.25%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000 + $0

= $1,000.00

Because the average basket return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000.00 stated principal amount per note.

Example 3

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is 7.50% but the average basket return percentage is only −0.68%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket depreciates early in the term of the notes, remains at a level

PS-4

Citigroup Global Markets Holdings Inc.

below the initial basket level for a significant period of time and then appreciates significantly later in the term of the notes. In this example, the notes significantly underperform the basket over the term of the notes.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000 + $0

= $1,000.00

Because the average basket return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000.00 stated principal amount per note.

Example 4

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is −0.50% and the average basket return percentage is 5.30%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket appreciates early in the term of the notes and then declines significantly later in the term of the notes. The level of the basket is greater than its closing level on the final valuation date for a significant period of time during the term of the notes. The average basket return percentage is 5.30%, which is greater than −0.50%, the interim basket return percentage from the pricing date to the final valuation date.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × average basket return percentage × upside participation rate)

= $1,000 + ($1,000 × 5.30% × 100.00%)

= $1,000 + $53.00

= $1,053.00

Because the average basket return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, or $1,053.00 per note.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket components. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally. Citigroup Inc. will release quarterly earnings on October 15, 2019, which is during the marketing period and prior to the pricing date of these notes.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the average basket return percentage is greater than zero. If the average basket return percentage is equal to or less than zero, you will receive only the stated principal amount for each note you hold at maturity. As the notes do not pay any interest, even if the average basket return percentage is greater than zero, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the average basket return percentage is less than or not sufficiently greater than zero. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the 5-year term of the notes. You should carefully consider whether an investment that may provide a return that is lower than the return on alternative investments is appropriate for you.

▪	The notes are designed for investors who are willing to forgo full upside exposure to the basket in certain market scenarios in order to avoid downside exposure to the basket. Your potential for a positive return on the notes is based on the average basket return percentage of the basket. You should understand that the average basket return percentage may be significantly lower than the actual return on the basket as measured from the pricing date to the final valuation date. In particular, if the closing level of the basket is greater on the final valuation date than it was, on average, on the quarterly valuation dates over the term of the notes, the average basket return percentage will be lower than the actual return on the basket. For example, if the closing level of the basket increases at a more or less steady rate over the term of the notes, the average basket return percentage will be less than the percentage increase in the closing level of the basket from the pricing date to the final valuation date. This underperformance will be especially significant if there is a significant increase in the closing level of the basket during the latter portion of the term of the notes. In addition, it is possible that the average basket return percentage will be zero or negative, resulting in no return on the notes, even if the closing level of the basket at or near maturity is significantly greater than it was on the pricing date. One scenario in which this may occur is when the closing level of the basket declines early in the term of the notes, remains below the initial basket level for a significant period of time and then increases significantly later in the term of the notes.

Because the average basket return percentage may be significantly lower than the actual return on the basket from the pricing date to the final valuation date, an investment in the notes may significantly underperform a direct investment in the basket. This is an important trade-off that investors in the notes must be willing to make in exchange for the repayment of the stated principal amount at maturity even if the basket declines. You should not invest in the notes unless you understand and are willing to accept the drawbacks associated with the averaging feature of the notes.

▪	Investing in the notes is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends on stocks or any other rights with respect to the basket components or the securities included in the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend over the term of the notes.

It is important to understand that, for purposes of measuring the performance of the basket components, the levels used will not reflect the receipt or reinvestment of dividends on the basket components or their underlying securities. Dividend yield on the basket components would be expected to represent a significant portion of the overall return on a direct investment in the basket components, but will not be reflected in the performance of the basket components as measured for purposes of the notes (except to the extent that dividends reduce the levels of the basket components).

PS-6

Citigroup Global Markets Holdings Inc.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend yields on the basket components or the securities included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated

PS-7

Citigroup Global Markets Holdings Inc.

principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the levels of the basket components and a number of other factors, including the volatility of the basket components, the correlation among the basket components, the dividend yields on the basket components or the securities included in the basket components, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the iSTOXX® Europe Economic Growth Select 50 Index, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket components may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to each of the ending basket levels during the term of the notes.

▪	Changes made by the sponsor of a basket component may affect the basket component. We are not affiliated with the sponsors of the S&P 500® Index or the iSTOXX® Europe Economic Growth Select 50 Index. Changes that affect the basket components may affect the value of your notes. The sponsor of an index may add, delete or substitute the securities that constitute the index or make other methodological changes that could affect the level of the index. We are not affiliated with any such index sponsor and, accordingly, we have no control over any changes any such index sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the notes.

▪	Our offering of the notes does not constitute a recommendation of the basket or the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the securities included in the basket components or in instruments related to the basket components or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the values of the basket components in a way that has a negative impact on your interests as a holder of the notes.

▪	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the applicable basket components or the securities included in the basket components and other financial instruments related to the basket components or such securities and may adjust such positions during the term of the notes. Our affiliates also trade the applicable basket components or the securities included in the basket components and other financial instruments related to the basket components or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the securities included in the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of the S&P 500® Index or the iSTOXX® Europe Economic Growth Select 50 Index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	The notes may become linked to a different basket component than the iSTOXX® Europe Economic Growth Select 50 Index. As described under “Additional Terms of the Notes” in this pricing supplement, if the iSTOXX® Europe Economic Growth Select 50 Index is discontinued or is materially modified, the calculation agent will in certain circumstances select the parent index to be a successor to the iSTOXX® Europe Economic Growth Select 50 Index for all purposes under the notes. In these circumstances, the parent index may perform less favorably than the iSTOXX® Europe Economic Growth Select 50 Index would have performed.

Risks Relating to the iSTOXX® Europe Economic Growth Select 50 Index

Set forth below is a discussion of risks relating to the iSTOXX® Europe Economic Growth Select 50 Index. The following discussion of risks relating to the iSTOXX® Europe Economic Growth Select 50 Index should be read together with Annex A to this pricing supplement, which defines and further describes a number of the terms and concepts referred to in this section.

▪	There can be no assurance that the iSTOXX® Europe Economic Growth Select 50 Index will outperform the parent index from which its component companies are selected, and the iSTOXX® Europe Economic Growth Select 50 Index may in fact significantly underperform the parent index. The iSTOXX® Europe Economic Growth Select 50 Index applies a hypothetical rules-based investment methodology to select 50 component companies from the parent index on a quarterly basis and to weight those companies in a way that differs from the way in which they are weighted in the parent index. There can be no assurance that the iSTOXX® Europe Economic Growth Select 50 Index’s selection and weighting methodology will result in the iSTOXX® Europe Economic Growth Select 50 Index outperforming the parent index. In fact, the 50 component companies selected every quarter by the iSTOXX® Europe Economic Growth Select 50 Index may systematically underperform the 600 companies that make up the parent index, and as a result the iSTOXX® Europe Economic Growth Select 50 Index may underperform the parent index.

▪	The iSTOXX® Europe Economic Growth Select 50 Index methodology relies to a significant extent on proxy measurements that may not accurately measure what they seek to measure. The iSTOXX® Europe Economic Growth Select 50 Index aims to give greater weights to component companies that derive more of their revenues from countries with higher projected GDP growth, and vice versa. However, many component companies may not report what percentage of their revenues are derived from particular countries, or may report only a portion of their revenues on a country-specific basis. If a component company does not report the percentage of its revenues that are derived from particular countries, the iSTOXX® Europe Economic Growth Select 50 Index will rely on one of a number of possible proxy measurements in lieu of actual revenue exposure numbers. As described in more detail in Annex A, these proxies may include:

▪	the percentage of exports from the component company’s home country and industry that are made to a particular country relative to the exports from the component company’s home country and industry that are made to all countries in a particular region or in the world;

▪	the percentage of exports from the component company’s home country that are made to a particular country relative to the exports from the component company’s home country that are made to all countries in a particular region or in the world, without regard to industry; or

▪	in the case of the component company’s home country, the percentage of the home country’s economy that is attributable to exports to a particular region or to the world.

For any given component company, its actual revenue exposure to a particular country may bear little or no relation to the proxy measurement used. For example, the aggregate exports from a given component company’s home country (and industry, if applicable) to a particular country may not provide any indication of how much of its revenues that particular component company derives from that country. If these proxy measurements do not provide an accurate indication of how much revenue exposure a given component company has to particular countries in the world, then the iSTOXX® Europe Economic Growth Select 50 Index methodology may fail to produce component company weightings that accurate reflect that exposure, and the iSTOXX® Europe Economic Growth Select 50 Index methodology may therefore not achieve what it aims to achieve.

▪	Although the iSTOXX® Europe Economic Growth Select 50 Index attempts to select component companies with relatively high dividend yields, you will not receive any dividends as a holder of the notes. One of the criteria by which the iSTOXX® Europe Economic Growth Select 50 Index selects component companies is the 12-month historical dividend yield of those component companies as of the applicable review cut-off date. However, as an investor in the notes, you will not receive any dividends paid by the component companies. The payment of a dividend by a component company will reduce the value of its

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stock on the ex-dividend date for the dividend, and in turn will reduce the level of the iSTOXX® Europe Economic Growth Select 50 Index.

▪	Low-volatility, high dividend stocks may have less growth potential than other stocks. The iSTOXX® Europe Economic Growth Select 50 Index seeks to select component companies with relatively low volatility and relatively high dividend yields. Low-volatility, high-dividend stocks may tend to be issued by older, more mature companies. The lower volatility of such stocks may also be associated with lower growth potential. By systematically selecting stocks that may have lower growth potential, the iSTOXX® Europe Economic Growth Select 50 Index may systematically underperform the broader market, particularly in bull markets.

▪	The data used by the iSTOXX® Europe Economic Growth Select 50 Index may be outdated. The iSTOXX® Europe Economic Growth Select 50 Index selects and weights its component companies each quarter based on historical data. The volatility of a company is measured over the 3 months and 12 months preceding the review cut-off date for each quarter. Dividend yield data is based on dividends paid over the prior 12 months. The revenue, export, import and GDP data used by the iSTOXX® Europe Economic Growth Select 50 Index to weight its component companies are updated each August and are the numbers for the fiscal or calendar year preceding that August. The IMF GDP growth projections used by the iSTOXX® Europe Economic Growth Select 50 Index are updated only once a year in October. By the time the iSTOXX® Europe Economic Growth Select 50 Index uses these data to select and weight its component companies, the data may relate to a period that is a significant amount of time in the past, and therefore may be outdated. The relevant data may have changed significantly in the intervening period, but that would not be reflected in the iSTOXX® Europe Economic Growth Select 50 Index.

▪	The historical measures used by the iSTOXX® Europe Economic Growth Select 50 Index to select component companies may not be accurate predictors of future performance. Once each quarter, the iSTOXX® Europe Economic Growth Select 50 Index selects 50 component companies based on historical measures of liquidity, volatility and dividend yield for the companies in the parent index. There can be no assurance that companies with relatively high liquidity, low volatility and high dividend yields will outperform other companies, but even if that were the case, there can be no assurance that the historical measures of these characteristics used by the iSTOXX® Europe Economic Growth Select 50 Index will be predictive of these characteristics in the future.

▪	The projected GDP growth figures used by the iSTOXX® Europe Economic Growth Select 50 Index may be a poor predictor of actual GDP growth. The iSTOXX® Europe Economic Growth Select 50 Index weights component companies based on the projected GDP growth of the countries to which the component companies have revenue exposure. Projected GDP growth figures are derived from the most recent October World Economic Outlook published by the IMF. The projected GDP growth figures published by the IMF are based on surveys of the views of IMF staff economists. These projected GDP growth figures are subject to the weaknesses inherent in all predictions of the future—namely, that it is impossible for anyone to know the future, and that the future often differs from expectations. Moreover, the projected GDP growth figures used by the iSTOXX® Europe Economic Growth Select 50 Index are derived from one source. Others may have views about future GDP growth that differ significantly from those of the IMF’s staff economists. If the GDP growth projections used by the iSTOXX® Europe Economic Growth Select 50 Index prove to be poor predictors of future GDP growth, the iSTOXX® Europe Economic Growth Select 50 Index may be unsuccessful.

▪	Revenues are not profits and may be a poor indicator of a component company’s exposure to the economy of a given country. The iSTOXX® Europe Economic Growth Select 50 Index aims to give greater weights to component companies that derive more of their revenues from countries with higher projected GDP growth, and vice versa. However, the amount of revenues a component company derives from a particular country may be a less accurate indicator of its exposure to the economy of that country than the amount of profits the component company derives from that country. Suppose a component company derives a significant amount of revenues from country A but has thin profit margins in country A, and derives a smaller amount of revenues from country B but has higher profit margins in country B. The iSTOXX® Europe Economic Growth Select 50 Index would tend to give greater weight to country A’s GDP in determining the weight of this company, while this company’s overall profitability may be driven more by the GDP of country B.

▪	The GDP growth of a country to which a particular company has significant revenue exposure may be a poor predictor of the performance of that company. The fact that a component company has significant revenue exposure to a country with strong GDP growth does not mean that the component company will have favorable performance. The performance of any individual component company is affected by many factors unique to that company, its industry and its competitive position, and may not be correlated with the overall performance of the economies from which it derives revenues. A strong economy may favor some companies but not others. Some companies are countercyclical and tend to perform best in economic downturns. If the GDP growth of a country to which a particular company has significant revenue exposure is a poor predictor of that company’s performance, the iSTOXX® Europe Economic Growth Select 50 Index may be unsuccessful.

▪	Hypothetical back-tested iSTOXX® Europe Economic Growth Select 50 Index performance information is subject to significant limitations. All information regarding the performance of the iSTOXX® Europe Economic Growth Select 50 Index prior to April 5, 2017 is hypothetical and back-tested, as the iSTOXX® Europe Economic Growth Select 50 Index did not exist prior to

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that time. It is important to understand that hypothetical back-tested iSTOXX® Europe Economic Growth Select 50 Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	The publisher of the iSTOXX® Europe Economic Growth Select 50 Index developed the rules of the iSTOXX® Europe Economic Growth Select 50 Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the iSTOXX® Europe Economic Growth Select 50 Index rules would have caused the iSTOXX® Europe Economic Growth Select 50 Index to perform had it existed during the hypothetical back-tested period. The fact that the iSTOXX® Europe Economic Growth Select 50 Index appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the iSTOXX® Europe Economic Growth Select 50 Index methodology.

▪	The hypothetical back-tested performance of the iSTOXX® Europe Economic Growth Select 50 Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested iSTOXX® Europe Economic Growth Select 50 Index performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the iSTOXX® Europe Economic Growth Select 50 Index will rise or fall. The actual future performance of the iSTOXX® Europe Economic Growth Select 50 Index may bear no relation to the historical or hypothetical back-tested levels of the iSTOXX® Europe Economic Growth Select 50 Index.

The iSTOXX® Europe Economic Growth Select 50 Index is a relatively new index with a limited history of actual performance. As a result, the iSTOXX® Europe Economic Growth Select 50 Index may be riskier than another index with a more established record of performance.

▪	The iSTOXX® Europe Economic Growth Select 50 Index is subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The iSTOXX® Europe Economic Growth Select 50 Index performance will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The iSTOXX® Europe Economic Growth Select 50 Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the iSTOXX® Europe Economic Growth Select 50 Index and the value of the notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, the performance of the iSTOXX® Europe Economic Growth Select 50 Index will be less favorable than it would have been had it offered exposure to that appreciation in addition to the change in the euro value of the stocks of the component companies.

Additional Terms of the Notes

The following terms apply with respect to the notes in lieu of the provisions described in “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement.

If the iSTOXX® Europe Economic Growth Select 50 Index is (i) not calculated and announced by STOXX Limited but is calculated and announced by a successor publisher acceptable to the calculation agent or (ii) replaced by a successor index that the calculation agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the iSTOXX® Europe Economic Growth Select 50 Index, in each case the calculation agent may deem that index (the “successor index”) to be the iSTOXX® Europe Economic Growth Select 50 Index. Upon the selection of any successor index by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original iSTOXX® Europe Economic Growth Select 50 Index will no longer be deemed to refer to the iSTOXX® Europe Economic Growth Select 50 Index and will be deemed instead to refer to that successor index for all purposes, and references in this pricing supplement to STOXX Limited will be deemed to be to the publisher of the successor index. In such event, the calculation agent will make such adjustments, if any, to any level of the iSTOXX® Europe Economic Growth Select 50 Index that is used for purposes of the notes as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee.

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If STOXX Limited announces that it will make a material change in the formula for or the method of calculating the iSTOXX® Europe Economic Growth Select 50 Index or in any other way materially modifies the iSTOXX® Europe Economic Growth Select 50 Index (other than a modification prescribed in that formula or method to maintain the iSTOXX® Europe Economic Growth Select 50 Index in the event of changes in constituent stock and capitalization and other routine events), then the calculation agent may replace the iSTOXX® Europe Economic Growth Select 50 Index with the STOXX Europe 600 Index, which will be the successor index with the effect described in the preceding paragraph. If STOXX Limited permanently cancels the iSTOXX® Europe Economic Growth Select 50 Index and no successor index is chosen as described above, then the calculation agent will replace the iSTOXX® Europe Economic Growth Select 50 Index with the STOXX Europe 600 Index, which will be the successor index with the effect described in the preceding paragraph.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the iSTOXX® Europe Economic Growth Select 50 Index may adversely affect the value of the notes.

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Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 2, 2009 to September 25, 2019, assuming that the basket was created on January 2, 2009 with the same basket components and corresponding weights and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket Performance January 2, 2009 to September 25, 2019

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Information About the Basket Components

S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the S&P 500® Index on September 25, 2019 was 2,984.87.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 2, 2009 to September 25, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2009 to September 25, 2019

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iSTOXX® Europe Economic Growth Select 50 Index

For information about the iSTOXX® Europe Economic Growth Select 50 Index, see Annex A to this pricing supplement. The iSTOXX® Europe Economic Growth Select 50 Index is reported by Bloomberg L.P. under the ticker symbol “SXEEGSP.”

Hypothetical Back-Tested and Historical Information

This section contains hypothetical back-tested performance information for the iSTOXX® Europe Economic Growth Select 50 Index. All iSTOXX® Europe Economic Growth Select 50 Index performance information prior to April 5, 2017 is hypothetical and back-tested, as the iSTOXX® Europe Economic Growth Select 50 Index did not exist prior to that date. Hypothetical back-tested iSTOXX® Europe Economic Growth Select 50 Index performance information is subject to significant limitations. The publisher of the iSTOXX® Europe Economic Growth Select 50 Index developed the iSTOXX® Europe Economic Growth Select 50 Index rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the iSTOXX® Europe Economic Growth Select 50 Index rules would have caused the iSTOXX® Europe Economic Growth Select 50 Index to perform had it existed during the hypothetical back-tested period. The fact that the iSTOXX® Europe Economic Growth Select 50 Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the iSTOXX® Europe Economic Growth Select 50 Index methodology. Furthermore, the hypothetical back-tested performance of the iSTOXX® Europe Economic Growth Select 50 Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested iSTOXX® Europe Economic Growth Select 50 Index performance information has been calculated by STOXX Limited. We have not independently verified that calculation.

It is impossible to predict whether the iSTOXX® Europe Economic Growth Select 50 Index will rise or fall. By providing the hypothetical back-tested and historical iSTOXX® Europe Economic Growth Select 50 Index performance information below, we are not representing that the iSTOXX® Europe Economic Growth Select 50 Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the iSTOXX® Europe Economic Growth Select 50 Index may bear no relation to the hypothetical back-tested or historical performance of the iSTOXX® Europe Economic Growth Select 50 Index.

The closing level of the iSTOXX® Europe Economic Growth Select 50 Index on September 25, 2019 was 98.37. The graph below shows the hypothetical back-tested closing levels of the iSTOXX® Europe Economic Growth Select 50 Index for the period from January 2, 2009 to April 4, 2017, and historical closing levels of the iSTOXX® Europe Economic Growth Select 50 Index for the period from April 5, 2017 to September 25, 2019. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical levels of the iSTOXX® Europe Economic Growth Select 50 Index as an indication of future performance.

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iSTOXX® Europe Economic Growth Select 50 Index – Historical Closing Levels January 2, 2009 to September 25, 2019

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United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

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You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $30 for each note sold in this offering. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, and financial advisors employed by such affiliated broker-dealers will collectively receive a fixed selling concession of $30 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the basket components and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

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(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Annex A
Description of the iSTOXX Europe Economic Growth Select 50 Index

Overview

All information contained in this pricing supplement regarding the iSTOXX Europe Economic Growth Select 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from information provided by STOXX Limited, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The iSTOXX® Europe Economic Growth Select 50 Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the iSTOXX® Europe Economic Growth Select 50 Index. The iSTOXX® Europe Economic Growth Select 50 Index was first published on April 5, 2017, and therefore has a limited performance history.

The iSTOXX® Europe Economic Growth Select 50 Index tracks the hypothetical performance of the rules-based investment methodology described in this Annex. The iSTOXX® Europe Economic Growth Select 50 Index methodology has two main features:

1.	Selection. Once each quarter, the iSTOXX® Europe Economic Growth Select 50 Index selects 50 companies (the “component companies”) from within the STOXX Europe 600 Index (the “parent index”) based on the liquidity, volatility and dividend yield criteria described below. The iSTOXX® Europe Economic Growth Select 50 Index attempts to select component companies with relatively high liquidity, low volatility and high dividend yields as compared to other companies in the parent index.

2.	Weighting. The iSTOXX® Europe Economic Growth Select 50 Index assigns a weight to each component company in the iSTOXX® Europe Economic Growth Select 50 Index based on the percentage of that company’s revenues that are derived (or deemed to be derived) from each country from which it derives revenues, with greater weights assigned to companies with larger percentages of their revenues derived from countries that are projected to have greater GDP growth over the next year, according to the most recent October World Economic Outlook published by the International Monetary Fund (“IMF”).

The performance of the iSTOXX® Europe Economic Growth Select 50 Index is based on the weighted performance of its component companies. That performance is measured in euros and is not converted into U.S. dollars.

The iSTOXX® Europe Economic Growth Select 50 Index is described as tracking the “hypothetical” performance of the rules-based investment methodology described in this Annex because there is no actual portfolio of stocks to which any investor is entitled or in which any investor has any ownership or other interest. The iSTOXX® Europe Economic Growth Select 50 Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the stocks of the component companies.

There can be no assurance that the rules-based investment methodology tracked by the iSTOXX® Europe Economic Growth Select 50 Index will result in favorable performance. The iSTOXX® Europe Economic Growth Select 50 Index is subject to important risks. See “Summary Risk Factors—Risks Relating to the ISTOXX® Europe Economic Growth Select 50 Index” in this pricing supplement.

For information about the parent index, see “Equity Index Descriptions—The STOXX Europe 600 Index” in the accompanying underlying supplement.

Selection

The iSTOXX® Europe Economic Growth Select 50 Index selects 50 component companies quarterly in March, June, September and December of each year (each, a “review month”) based on the 12-month historical dividend yield, 3-month historical average daily trading volume (“ADTV”) and 12- and 3-month historical volatility of each company in the parent index as of the review cut-off date for the applicable review month. For any review month, the “review cut-off date” is the last trading day of the month preceding the review month.

The iSTOXX® Europe Economic Growth Select 50 Index selects the component companies by applying the following rules:

1.	Identify the eligible universe. The iSTOXX® Europe Economic Growth Select 50 Index identifies the “eligible universe” by selecting from the parent index the stocks that meet the following criteria:

a.	Availability of both 12-month historical dividend yield and 3-month historical ADTV in euros.

b.	3-month ADTV in euros in excess of 3 million euros.

c.	Suspension from trading not exceeding 10% of the STOXX calendar trading days in the preceding 12 months.

The stocks that meet these criteria make up the eligible universe.

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Citigroup Global Markets Holdings Inc.

2.	Apply a volatility screen to the stocks in the eligible universe. All stocks in the eligible universe are sorted in ascending order in terms of volatility. For each component company, its volatility is deemed to be the greater of its 3-month and 12-month historical volatility. In this stage of the selection process, the iSTOXX® Europe Economic Growth Select 50 Index selects a number of stocks with the lowest volatility. The number of stocks selected is equal to the equal strength ratio multiplied by the number of stocks in the eligible universe.

The “equal strength ratio” is calculated as the square root of the quotient of 50 divided by the number of stocks in the eligible universe. For example, if there are 500 stocks in the eligible universe, then the equal strength ratio is the square root of the quotient of 50 divided by 500, which is approximately 0.31623. The equal strength ratio would then be multiplied by the number of stocks in the eligible universe. In this example, 0.31623 multiplied by 500 is 158.11, which would be rounded down to 158. In this example, 158 stocks would remain after the application of the volatility screen. This example is purely hypothetical and is provided solely for the purpose of illustrating how the equal strength ratio might be calculated. It is not a prediction of how many stocks will be in the eligible universe, what the equal strength ratio will be or how many stocks will remain after application of the volatility screen at any time.

3.	Of the companies remaining, select the 50 with the highest 12-month historical dividend yields. The companies remaining in the eligible universe after application of the volatility screen are sorted in descending order in terms of 12-month historical dividend yield, and the highest ranked 50 stocks are selected for inclusion in the iSTOXX® Europe Economic Growth Select 50 Index. In the case of identical dividend yields, priority goes to the stock with the lowest volatility from the volatility screen. The dividend yield of each company is calculated as the aggregate amount of dividends paid over the 12 months preceding the review cut-off date divided by the closing price of the company on the review cut-off date.

Weighting

The weight of each component company in the iSTOXX® Europe Economic Growth Select 50 Index is determined by calculating a normalized GDP score for each component company and giving higher weights to companies with higher normalized GDP scores, and lower weights to companies with lower normalized GDP scores. Each component company is given a GDP score based on the percentage of its revenues that are derived (or are deemed to be derived) from each country from which it derives revenues and the projected GDP growth of each of those countries. In general, companies that derive (or are deemed to derive) more of their revenues from countries with higher projected GDP growth will have greater weight in the iSTOXX® Europe Economic Growth Select 50 Index, and vice versa.

The revenue, export, import and GDP data described below are updated in August of each year and are the data published for the most recently completed fiscal or calendar year as of that August. Revenue data are obtained from component companies’ public filings. Export, import and GDP data are obtained from official sources. For purposes of the iSTOXX® Europe Economic Growth Select 50 Index, exports comprise exported goods and services.

The weight of each component company in the iSTOXX® Europe Economic Growth Select 50 Index is determined according to the following steps:

1.	Determine the percentage of each component company’s revenues that are derived (or deemed to be derived) from each country from which it derives revenues. We refer to the percentage of a component company’s total revenues that are derived (or deemed to be derived) from a particular country as its “revenue exposure” to that country. The iSTOXX® Europe Economic Growth Select 50 Index determines the revenue exposure of each component company to each country from which it derives revenues as follows:

a.	Case 1. If the component company reports its revenues broken down to the country level, then the iSTOXX® Europe Economic Growth Select 50 Index uses the company’s public reports to determine its revenue exposure to each country.

b.	Case 2. If the component company reports its revenues on a regional level and the region does not include the company’s home country, then the iSTOXX® Europe Economic Growth Select 50 Index uses export data to calculate a proxy for the percentage of the component company’s revenues from the region that are derived from each country in the region (which we refer to as its “regional revenue exposure” to each country in the region), as follows:

i.	Proxy regional revenue exposure calculation based on exports from home country and industry. If export data for the home country of the component company are available on a sufficiently disaggregated basis, the iSTOXX® Europe Economic Growth Select 50 Index will calculate the percentage of total exports to the region from the component company’s home country and industry that are exported to each country in the region. We refer to that percentage as the “regional export exposure” of the component company’s home country and industry to each country in the region. The iSTOXX® Europe Economic Growth Select 50 Index assumes that the component company’s regional revenue exposure to each country in the region matches the regional export exposure of the component company’s home country and industry to each country in the region.

PS-21

Citigroup Global Markets Holdings Inc.

To calculate the regional export exposure of the component company’s home country and industry to each country in the region, the iSTOXX® Europe Economic Growth Select 50 Index will follow the following steps:

A.	Identify the component company’s industry. Each component company is classified as belonging to one of ten industries under the Industry Classification Benchmark (“ICB”) system. The ICB is a globally recognized classification system operated and managed by FTSE Russell for categorizing companies and securities. The ICB classifies companies into one of the following ten industries: oil and gas; basic materials; industrials; consumer goods; health care; consumer services; telecommunications; utilities; financials; and technology. For ease, we refer to the ICB industry of a component company in the home country of the component company as the “component industry” for that component company.

B.	“Map” export data for the component company’s home country to the component industry. The iSTOXX® Europe Economic Growth Select 50 Index breaks down the export data for the component company’s home country to determine how much of the home country’s exports to each country in the region are attributable to the component industry.

C.	Calculate the regional export exposure of the component industry to each country in the region. The iSTOXX® Europe Economic Growth Select 50 Index calculates the regional export exposure of the component industry to each country in the region by dividing the exports from the component industry to that country by the total exports from that component industry to all countries in the region. The component company is assumed to have a regional revenue exposure to each country in the region that matches the regional export exposure of the component industry to each country in the region.

For example, suppose a component company based in country A reports revenues of $100 million from a region made up of two countries (country B and country C), without providing a further breakdown of revenues from those two countries. Suppose further that the component company belongs to the consumer goods industry, and that overall exports from the consumer goods industry in country A to countries B and C together are $1 billion. If $400 million of those exports are to country B and $600 million are to country C, that would mean that the consumer goods industry in country A has a regional export exposure of 40% to country B and 60% to country C. The iSTOXX® Europe Economic Growth Select 50 Index would use the regional export exposure of the consumer goods industry in country A to each country in the region as a proxy for the component company’s revenue exposure to each country in the region. In this example, that would mean that the iSTOXX® Europe Economic Growth Select 50 Index would assume that the component company derives 40% of its revenues from the region (i.e., $40 million) from country B and 60% (i.e., $60 million) from country C.

A component company’s regional revenue exposure to each country in the region is used to determine the amount of its revenues that are deemed to be derived from each country in the region, and for each country that amount is divided by the company’s total revenues to determine its revenue exposure to that country. For clarity, a component company’s “regional revenue exposure” to a given country is the percentage of its overall revenues from the given region that are derived (or deemed to be derived) from that country, and its “revenue exposure” to a given country is the percentage of its total revenues from the world that are derived (or deemed to be derived) from that country.

ii.	Proxy regional revenue exposure calculation based on exports from home country. If export data for the home country of the component company are not available on a sufficiently disaggregated basis, the iSTOXX® Europe Economic Growth Select 50 Index will use total exports from the home country to each country in the region, rather than exports from the component industry to each country in the region, as a proxy for the regional revenue exposure of the component company to each country in the region.

c.	Case 3. If the component company reports its revenues on a regional level and the region includes the company’s home country, then the iSTOXX® Europe Economic Growth Select 50 Index uses export data to calculate a proxy for the component company’s regional revenue exposure to each country in the region in the manner described above in case 2, with the following modifications. The component company’s regional revenue exposure to its home country is calculated in two steps, instead of in the manner described above in case 2:

i.	First, the iSTOXX® Europe Economic Growth Select 50 Index calculates the percentage of the component company’s home country’s economy that is attributable to exports to the region. The iSTOXX® Europe Economic Growth Select 50 Index makes this calculation by dividing (a) the total exports from the home country to all countries in the region by (b) the home country’s GDP, excluding all exports except exports to the region, plus total imports to the world.

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Citigroup Global Markets Holdings Inc.

ii.	Second, the iSTOXX® Europe Economic Growth Select 50 Index assumes that the regional revenue exposure of the component company to its home country is equal to 100% minus the percentage of the home country’s economy that is attributable to exports to the region, as determined in the prior step.

The component company’s regional revenue exposure to each other country in the region is then calculated in the manner described above in case 2, but only with respect to the remaining revenues that are not attributed to the home country pursuant to the calculation just described.

d.	Case 4. If the component company reports only a single revenue number for the entire world, without any further breakdown to a country or lower regional level, then the iSTOXX® Europe Economic Growth Select 50 Index uses export data to calculate a proxy for the component company’s revenue exposure to each country in the world in the manner described above in case 2, with the following modifications. The component company’s revenue exposure to its home country may be calculated in two steps, instead of in the manner described above in case 2:

i.	First, the iSTOXX® Europe Economic Growth Select 50 Index calculates the percentage of the component company’s home country’s economy that is attributable to exports to the world. The iSTOXX® Europe Economic Growth Select 50 Index makes this calculation by dividing (a) the total exports from the home country to the world by (b) the home country’s GDP plus total imports to the world.

ii.	Second, the iSTOXX® Europe Economic Growth Select 50 Index assumes that the revenue exposure of the component company to its home country is equal to 100% minus the percentage of the home country’s economy that is attributable to exports to the world, as determined in the prior step.

Alternatively, the iSTOXX® Europe Economic Growth Select 50 Index may determine the component company’s revenue exposure to its home country as the average revenue exposure of other companies in the same country to the home country in the data set maintained by the iSTOXX® Europe Economic Growth Select 50 Index that directly report their revenues derived from that country.

The component company’s revenue exposure to each other country in the world is then calculated in the manner described above in case 2 with respect to the remaining revenues that are not attributed to the home country pursuant to the calculation just described, but with respect to the world rather than a region.

2.	Determine the projected GDP growth for each country from which a component company derives (or is deemed to derive) revenues. Each country from which a component company derives revenues is deemed to have a projected GDP growth equal to the projected GDP growth for that country included in the most recently published IMF October World Economic Outlook for the calendar year following the October of publication. If a projected GDP growth is not included for any country, that country is deemed to have a 0% projected GDP growth.

The IMF publishes its World Economic Outlook twice a year. For purposes of the iSTOXX® Europe Economic Growth Select 50 Index, only the October publication is used. The World Economic Outlook presents IMF staff economists' analyses of global economic developments during the near and medium term.

If a component company reports some, but not all, of its revenues on a country or region basis, the unattributed revenues will be deemed to be derived from a hypothetical country with projected GDP growth equal to the projected GDP growth for the G7 “major advanced economies” in the most recently published IMF October World Economic Outlook for the calendar year following the October of publication.

3.	Calculate a GDP score for each component company. The GDP score for each component company is calculated as the sum of the products of, for each country from which the component company derives revenues, the component company’s revenue exposure to that country multiplied by the projected GDP growth of that country.

For example, assume there are two companies, company A and company B, that derive revenues from two countries, country A and country B, with the following revenue exposures and projected GDP growth:

Hypothetical Revenue Exposure

	Country A	Country B
Company A	50%	50%
Company B	25%	75%

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Citigroup Global Markets Holdings Inc.

Hypothetical Projected GDP Growth

Country A	2%
Country B	4%

In this example, the GDP score of each company would be calculated as follows:

GDP score of company A	=	(revenue exposure to country A * projected GDP growth of country A) + (revenue exposure to country B * projected GDP growth of country B)
	=	(50% * 2%) + (50% * 4%)
	=	3%
GDP score of company B	=	(revenue exposure to country A * projected GDP growth of country A) + (revenue exposure to country B * projected GDP growth of country B)
	=	(25% * 2%) + (75% * 4%)
	=	3.5%

In this example, company B has a higher GDP score than company A because it derives (or is deemed to derive) a greater proportion of its revenues from country B, which has a higher projected GDP growth than country A, than does company A.

This example of the GDP score calculation has been highly simplified to facilitate understanding and differs from the actual GDP score calculations. Among other differences, the actual GDP score calculation will be made for 50 component companies, not just two, will be based on the actual number of countries from which each component company derives revenues, not just two, and will be based on actual revenue exposures and projected GDP growth numbers, not the hypothetical numbers used above.

4.	Calculate a normalized GDP score for each component company. For purposes of determining the weight of each component company in the iSTOXX® Europe Economic Growth Select 50 Index, the GDP score of each component company is first converted into a “normalized” GDP score. The normalized GDP score for each component company is a number between 1 and 10. The component company with the highest GDP score of all component companies will have a normalized GDP score of 10, and the component company with the lowest GDP score will have a normalized GDP score of 1. Each other component company will have a normalized GDP score between 1 and 10 that will be proportionate to the distance between that component company’s GDP score and the highest and lowest GDP scores of any component company. For example, if the component company with the lowest GDP score has a GDP score of 2% and the component company with the highest GDP score has a GDP score of 6%, a component company with a GDP score of 4%, which is halfway between the lowest and highest GDP scores, would have a normalized GDP score of 5.5, which is halfway between 1 and 10.

5.	Calculate the target weight of each component company in the iSTOXX® Europe Economic Growth Select 50 Index. The target weight of each component company in the iSTOXX® Europe Economic Growth Select 50 Index will be equal to its normalized GDP score divided by the sum of the normalized GDP scores for all component companies, subject to a maximum weight for any component company of 5%. As a result, the component company with the highest normalized GDP score will have the highest target weight, the component company with the lowest normalized GDP score will have the lowest target weight and each other component company will have a target weight between the highest and lowest target weights in proportion to its normalized GDP score.

The target weight of a component company is set at the time of each quarterly rebalancing of the iSTOXX® Europe Economic Growth Select 50 Index. Between quarterly rebalancings, the actual weight of any component company in the iSTOXX® Europe Economic Growth Select 50 Index will fluctuate based on changes in the stock prices of the component companies.

Corporate Events

In the event of a spin-off with respect to a component company, the spun-off stock will be added to the iSTOXX® Europe Economic Growth Select 50 Index temporarily for one trading day and then removed from the iSTOXX® Europe Economic Growth Select 50 Index. In the event of mergers and other corporate events, the iSTOXX® Europe Economic Growth Select 50 Index will make adjustments pursuant to the process described with respect to the parent index in the underlying supplement.

The iSTOXX® Europe Economic Growth Select 50 Index is a price return index, which means that it does not reinvest ordinary dividends paid by the component companies.

PS-24

Citigroup Global Markets Holdings Inc.

License

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into an exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the iSTOXX® Europe Economic Growth Select 50 Index, which is owned and published by STOXX, in connection with certain financial instruments, including the notes. The license agreement with STOXX requires the following to appear in this pricing supplement.

The notes are not sponsored, endorsed, sold or promoted by STOXX or its licensors. STOXX and its licensors have no relationship to CGMI or its affiliates, other than the licensing of the iSTOXX® Europe Economic Growth Select 50 Index and the related trademarks for use in connection with the notes. STOXX and its licensors make no recommendation that any person invest in the notes or any other securities. STOXX and its licensors have no responsibility or liability for or make any decisions about the timing, amount or pricing of the notes. STOXX and its licensors do not consider the needs of Citigroup Global Markets Holdings Inc. or its affiliates or the holders of the notes in determining, composing or calculating the iSTOXX® Europe Economic Growth Select 50 Index or have any obligation to do so. STOXX and its licensors have no responsibility or liability for the administration, management or marketing of the notes.

STOXX and its licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its licensors do not make any warranty, express or implied and disclaim any and all warranty about (i) the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the iSTOXX® Europe Economic Growth Select 50 Index and the data included in the iSTOXX® Europe Economic Growth Select 50 Index; (ii) the accuracy or completeness of the iSTOXX® Europe Economic Growth Select 50 Index and its data; or (iii) the merchantability and the fitness for a particular purpose or use of the iSTOXX® Europe Economic Growth Select 50 Index and its data;

•	STOXX and its licensors will have no liability for any errors, omissions or interruptions in the iSTOXX® Europe Economic Growth Select 50 Index or its data; and

•	Under no circumstances will STOXX or its licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its licensors knows that they might occur.

The license agreement between CGMI and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

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